SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                     FORM 15

     Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports under Sections 13 and 15(d) of the Securities Exchange Act of 1934

                                             Commission File Number 33-64452

              WNC Housing Tax Credit Fund IV, L.P., Series 6
           ----------------------------------------------------------
             (Exact name of registrant as specified in its charter)

          3l58 Redhill Avenue, Suite l20, Costa Mesa, California 92626
     ----------------------------------------------------------------------
       (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                      Units of Limited Partnership Interest
                   ------------------------------------------
            (Title of each class of securities covered by this Form)

                                      None
                   -----------------------------------------
           (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

     Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

         Rule 12g-4(a)(1)(i)      [  ]    Rule 12h-3(b)(1)(ii)     [X ]
         Rule 12g-4(a)(1)(ii)     [  ]
         Rule 12g-4(a)(2)(i)      [  ]    Rule 12h-3(b)(2)(i)      [  ]
         Rule 12g-4(a)(2)(ii)     [  ]    Rule 12h-3(b)(2)(ii)     [  ]
         Rule 12h-3(b)(1)(i)      [X ]    Rule 15d-6               [X ]

     Approximate number of holders of record as of the certification or notice date:
                                      0
               --------------------------------------------------

     Pursuant to the requirements of the Securities Exchange Act of 1934 WNC Housing Tax Credit Fund IV, L.P., Series 6 has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date: April 29, 1997                   By:  /s/ John B. Lester, Jr.
                                            ------------------------
                                                John B. Lester, Jr.,
                                                President of General Partner of
                                                General Partner of Registrant

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